UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 17, 2006
Medicis Pharmaceutical Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-18443	52-1574808

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
8125 North Hayden Road
Scottsdale, Arizona 85258-2463
(Address of principal executive offices) (Zip Code)
(602) 808-8800
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On March 20, 2006, Medicis Pharmaceutical Corporation (“Medicis”) announced the effectiveness of a Development & Distribution Agreement (“DDA”) between Aesthetica Ltd. (“Aesthetica”), a wholly owned subsidiary of Medicis, and Ipsen Ltd. (“Ipsen”), an affiliate of Ipsen S.A. The DDA is dated as of March 17, 2006. Pursuant to the DDA, Ipsen has granted Aesthetica rights to develop, distribute and commercialize Ipsen’s botulinum toxin product (the “Product”) in the United States, Canada and Japan (the “Territory”) for aesthetic use by physicians. The Product is commonly referred to as Reloxin® in the United States aesthetic market and Dysport® for medical and aesthetic uses outside the United States. The Product is not currently approved for use in the United States.
     Pursuant to the terms of the DDA, Aesthetica paid Ipsen $90.1 million in consideration for the exclusive distribution rights in the Territory and has agreed to pay an additional $26.5 million upon successful completion of various clinical and regulatory milestones, $75.0 million upon the Product’s approval by the U.S. Food and Drug Administration (“FDA”) and $2.0 million upon regulatory approval of the Product in Japan, amounting to a total of $193.6 million. Ipsen will manufacture and provide the Product for Aesthetica for the term of the DDA. Ipsen will receive a royalty based on sales and a supply price, the total of which is equivalent to approximately 30% of net sales as defined under the DDA, provided that Ipsen will be entitled to receive specified minimum royalties which vary depending upon the applicable country within the Territory. Aesthetica will be responsible for all remaining research and development costs associated with obtaining the Product’s approval in the Territory. Pursuant to a guarantee agreement, Medicis has guaranteed all of Aesthetica’s obligations to Ipsen under the DDA. The initial term of the DDA expires on September 28, 2019. The DDA may be terminated prior to the end of the initial term under certain circumstances.
     In connection with the DDA, Aesthetica and Ipsen entered into a Trademark Assignment Agreement, pursuant to which Ipsen assigned its rights in the Reloxin® trademark throughout the world to Aesthetica. Aesthetica and Ipsen also entered into a Trademark License Agreement, pursuant to which Aesthetica exclusively licensed the Reloxin® trademark to Ipsen for use in connection with the manufacture, promotion and distribution of formulations of botulinum toxins in certain territories.
     Additionally, Aesthetica and Ipsen have agreed to negotiate and enter into an agreement relating to the exclusive distribution and development rights of the Product for the aesthetic market in Europe, and subsequently in certain other markets (the “International Agreement”). Under the International Agreement, Aesthetica would pay upfront and other milestone payments linked to the development and approval of the Product as well as royalties based on net sales. Ipsen would manufacture and supply the Product to Aesthetica. The terms of the International Agreement will be disclosed after its execution, which is expected to occur on or before April 15, 2006. If the International Agreement is not entered into by April 16, 2006, Aesthetica will be obligated to make an additional payment to Ipsen in connection with the DDA.

Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits
99.1	Text of press release dated March 20, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2006	By:	/s/ Mark A. Prygocki, Sr.
Mark A. Prygocki, Sr.
Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer

Exhibit Index

Exhibit Number	Description
99.1	Text of press release dated March 20, 2006